Exhibit 99.1

WESTERN DIGITAL ANNOUNCES REDEMPTION OF 3.00% CONVERTIBLE SENIOR NOTES DUE 2028

SAN JOSE, Calif. — Sept. 14, 2026 — Western Digital Corporation (Nasdaq: WDC) (“Western Digital”) announced today that it will redeem all of the $109,505,000 aggregate principal amount outstanding of its 3.00% Convertible Senior Notes due 2028 (CUSIP No. 958102AT2; ISIN No. US958102AT29) (the “Notes”).

The redemption date for the Notes is November 16, 2026 (the “Redemption Date”). The Notes will be redeemed on the Redemption Date at a redemption price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date, in accordance with the terms of the Notes and the indenture governing the Notes (the “Indenture”). Interest payable on the Notes in respect of the November 15, 2026 interest payment date will be paid to holders of record as of the preceding regular record date and will not be included in the redemption price. After the Redemption Date, interest on the Notes will cease to accrue. Upon completion of the redemption, no Notes will remain outstanding.

Holders of the Notes may surrender all or any portion of their Notes for conversion at any time from and including the date of this announcement until the close of business (5:00 p.m., New York City time) on November 12, 2026, the second scheduled trading day immediately preceding the Redemption Date. Western Digital currently expects that holders of substantially all Notes will convert such Notes before the Redemption Date. However, those holders are not obligated to convert their Notes. The conversion rate in effect on the date of this announcement is 26.5231 shares of Western Digital’s common stock per $1,000 principal amount of Notes, and no additional shares will be added to the conversion rate in connection with the redemption. Upon conversion, Western Digital will satisfy its conversion obligation by paying or delivering, for each $1,000 principal amount of Notes converted, the sum of the daily settlement amounts for each of the 40 consecutive trading days during the relevant observation period, together with cash in lieu of any fractional share. Western Digital has elected a cash percentage of 0% with respect to conversions of Notes. As a result, Western Digital will pay cash for up to the principal amount of the Notes converted and will settle the remainder of the conversion obligation, if any, in shares of its common stock.

As previously disclosed, Western Digital entered into privately negotiated capped call transactions with certain counterparties in connection with the issuance of the Notes. No settlement or modification to the related capped call transactions is anticipated in connection with the redemption of the Notes.

U.S. Bank Trust Company, National Association, is acting as trustee, paying agent and conversion agent under the Indenture, and its address is 1 California Street, Suite 1000, San Francisco, CA 94111.

Holders who have questions or who wish to discuss the redemption may contact Investor Relations at Western Digital, email investor@wdc.com.

This press release does not constitute a notice of redemption under the Indenture. The redemption notice is being delivered to holders separately in accordance with the terms of the Indenture. This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the Notes or any other securities in any jurisdiction in which such offer, solicitation or sale is unlawful. No representation is made as to the correctness or accuracy of the CUSIP or ISIN numbers either as printed on the Notes or as contained in this press release.

About WD

WD, also known as Western Digital, builds the storage infrastructure that powers certainty in the AI-driven data economy. At the forefront of innovation, WD partners with the world’s leading hyperscalers, cloud service providers, and enterprises to enable reliable storage solutions that are proven and trusted at scale. Driven by a culture of innovation and execution, WD helps customers store, protect, and use the world’s data with confidence. Follow WD on LinkedIn and learn more at www.wd.com.

© 2026 Western Digital Corporation or its affiliates. All rights reserved. Western Digital, the Western Digital design, and the Western Digital logo are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the US and/or other countries. All other marks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the terms and timing of the redemption of the Notes, the amount and settlement of any conversions of the Notes and the treatment of the related capped call transactions. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Key risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: adverse global or regional conditions, including new or additional tariffs or trade restrictions; the company’s dependence on a limited number of qualified suppliers; the impact of long-term agreements; volatility in demand for the company’s products; the impact of business and market conditions, including inflation, increases in interest rates and an economic recession; the impact of competitive products and pricing; the company’s development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with the company’s use of artificial intelligence; risks associated with cost saving initiatives, restructurings, acquisitions, divestitures, mergers, joint ventures and the company’s strategic relationships; difficulties or delays in manufacturing or other supply chain disruptions; hiring and retention of key employees; the company’s debt and other financial obligations; changes to the company’s relationships with key customers; compromise, damage or interruption from cybersecurity incidents or other data system security risks; actions by competitors; any decisions to reduce or discontinue paying cash dividends or repurchasing shares of the company’s common stock; the company’s ability to achieve its greenhouse gas emissions reduction and other sustainability goals; the impact of international conflicts; risks associated with compliance with changing legal and regulatory requirements and the outcome of legal proceedings; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Annual

Report on Form 10-K filed with the SEC on August 14, 2026 to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update or revise these forward-looking statements to reflect new information or events, except as required by law.